EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--98,
Defined Asset Funds (California, Florida and New York Trusts):

We consent to the use in this Registration Statement No. 33-62373 of our opinion dated December 6, 1995, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--98, Defined Asset Funds (California, Florida and New York Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
December 6, 1995